April 18, 2007

Dear Shareholder,

In 2007, we are committed to providing our shareholders more frequent communications about activities at Fusion. As part of these communications we will be instituting a quarterly newsletter wherein we will be summarizing Fusion’s activities, business operations, and our plans for the future. In addition and as always, we invite you, our valued shareholder to contact us with questions or thoughts. We would be happy to speak with you personally and ask you to call or email Jonscott Turco at 212-201-2401 or jturco@fusiontel.com.

We have just recently reported our fourth quarter and year-end 2006 results. For the fourth quarter, we announced our revenue was up 30% from the prior quarter and up 69% from the prior year period. Additionally, we experienced a significant improvement in our adjusted EBITDA, a key measure used by the Company to gauge operating performance, which decreased by over 25% or $750,000 compared to third quarter 2006. Finally, we recently achieved a key milestone, as Fusion surpassed one million subscribers from over 100 countries to our consumer VoIP services.

As we progress through 2007 and beyond, we are focusing all of our efforts on continuing to drive improved operating results. Nearly every initiative planned for 2007 will be directly related to achieving our goal to reach positive adjusted EBITDA by the end of the first quarter of 2008, less than twelve months from now.

In order to accomplish this objective, during the next 12 months we will focus on four main areas:
1.	Consumer VoIP services
2.	Corporate VoIP services
3.	Carrier services
4.	Corporate efficiency and expense reduction.

Consumer Services
We continue to be optimistic about our consumer VoIP service offerings and we have many very exciting opportunities to market our services to consumers worldwide, both directly and through distribution partnerships. However, over the last several months, we have experienced a series of technical issues on our consumer service platform that have seriously inhibited our ability to grow the number of paying subscribers. When rolling out a new suite of services such as ours, technical issues are very common and experienced by many companies. These issues have had a significant impact on the growth of our consumer VoIP segment and have prevented us from executing on a number of planned sales initiatives.

I am pleased to report that we have resolved the critical stability issues, and we are now concentrating our technical efforts on enhancing the ease of use and adding the value added features and capabilities needed to fully optimize our sales efforts. We have a very detailed product and services roadmap that takes us through the third quarter of this year and expect several new product releases during this period.

Our primary focus in 2006 was on launching our new suite of consumer VoIP services. Moving forward in 2007, our day-to-day efforts will center on expanding our sales and marketing initiatives designed to grow our base of paying consumer customers through expanding our sales and distribution channels- both implementing our existing distribution relationships and creating new ones. Throughout this time, we will still be adding new services and maximizing infrastructure efficiencies. Furthermore, we have a very robust pipeline of opportunities and are currently working on a number of exciting strategic relationships we intend to close this year.

Corporate Services
We will soon be launching a comprehensive suite of VoIP services geared to meet the needs of small, medium and large businesses. These services are designed to drive efficiency and cost savings for our customers. On average, our customers are expected to save approximately 30% - 40%, depending on which of our services they select. The initial suite of services includes:

•
Fusion IP Call Termination - which allows businesses to use their existing telephone systems and the existing local access facilities, while leveraging Fusion’s global VoIP network for the handling of their outgoing voice traffic.

•
Fusion IP Connect - which allows customers to still use their existing telephone systems, while relying on Fusion’s VoIP network to provide their local network access and their long distance service. The customers would save on their local, long distance, and international call charges, while eliminating the cost of interoffice calling.

•
Fusion Hosted IP PBX - which allows businesses to completely replace their telephone system. This service provides a Fusion-hosted, feature rich service offering, that eliminates the need for the business to own and operate a communications infrastructure, and combines all voice and data services onto a single Internet facility while offering extensive custom calling features, including voicemail to email and Outlook® integration.

Fusion will also offer nationwide Internet Access solutions, unified messaging, toll free service, premium Mobilink, conference calling, as well as providing a full range of communications hardware options for our customers. We strongly believe that our corporate service offerings will be a significant complement to our existing consumer service offerings.

Carrier services
Although the key focus of our business going forward will be the corporate and consumer services segment, it is important to note the recent progress of our carrier services segment. Both revenue and margin for the carrier services segment increased during the fourth quarter of 2006, as they have for the prior three quarters. We plan to continue to add carriers, both customers and vendors, to our global network, thus enhancing quality of our service offering and reducing our cost structure.

Organizational Efficiency and Expense Reduction
Although we are in a growth mode, we are continually looking at every aspect of our business operations to see where we can gain efficiencies, especially as we transition from a software development focus to a sales and marketing focus. Over the last few quarters, we have taken many actions that have increased our efficiency and reduced the expense of operating our business.

Specifically, we restructured departments, began handling certain functions offshore, outsourced selected support functions to companies that already had the systems and infrastructure in place (saving us investment capital), and streamlined our management team. Through these actions, we have created a more efficient operating environment and eliminated over $400,000 in quarterly SG&A expenses since the second quarter of last year.

As you can see, we have accomplished a tremendous amount and have much to do. We will continue to update you on the progress made in each of the four areas of focus as we progress through 2007. We are optimistic that the continued execution of our business plan will ensure that Fusion’s true value is ultimately reflected in its market capitalization.

Sincerely,

Matthew D. Rosen
President and Chief Executive Officer

*As we look to improve the frequency and efficiency of our communications with you, we ask you to please send us your email address to investorrelations@fusiontel.com.